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                                                                      Exhibit 23


                       CONSENT OF INDEPENDENT ACCOUNTANTS



The Board of Directors
Telegroup, Inc.:


We consent to incorporation by reference in the Registration Statement on Form S-8 of Telegroup, Inc. of our report dated March 6, 1998, relating to the consolidated balance sheets of Telegroup, Inc. and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and the related financial statement schedule, which reports appear in the December 31, 1997, annual report on Form 10-K of Telegroup, Inc.

/s/ KPMG PEAT MARWICK LLP

Lincoln, Nebraska
June 12, 1998